Exhibit 10.3

EXECUTIVE ENTRUSTMENT AGREEMENT

THIS EXECUTIVE ENTRUSTMENT AGREEMENT (this “Agreement”) is made as of the March 1, 2008,

BY AND BETWEEN

Callaway Golf K.K., a company organized and existing under the laws of Japan with its registered head office located at Shin-Onarimon, Building 1F, 6-17-19 Shinbashi, Minato-ku, Tokyo, 105-0004, Japan (the “Company”), a wholly-owned subsidiary of Callaway Golf Company, a Delaware USA corporation (“Callaway Golf Company”);

and

Alex Boezeman, an individual residing at 4-5-7 Akasaka, Minato-ku, Tokyo 107-0052, Japan (the “Director”).

WHEREAS

A.	The Company wishes to engage the Director to perform certain services on its behalf pursuant to the terms and conditions of this Agreement.

B.	The Director desires to be engaged by the Company to perform such services pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.	ACCEPTANCE AND NATURE OF POSITION

1.1	Engagement

The Company hereby engages the Director to serve as its Director and Representative Director pursuant to the terms and conditions of this Agreement (the “Engagement”).

The Director shall perform all the duties and work associated with the foregoing position, together with such other responsibilities in Japan and greater Asia as may be reasonably requested by the Board of Directors. Director agrees, as a condition to the performance by the Company of each and all of its obligations hereunder, that during his Engagement, Director will not directly or indirectly render services of any nature to, otherwise become employed by, or otherwise participate or engage in any other business without the Company's prior written consent. Nothing herein contained shall be deemed to preclude Director from having outside personal investments and involvement with appropriate community or charitable activities, or from devoting a reasonable amount of time to such matters, provided that this shall in no manner interfere with or derogate from Director’s work for the Company.

1.2	Scope of Authority

As a Director of the Company, the Director shall generally perform his duties and deal with third parties in accordance with the written guidelines and instructions of the Company.

2.	TERM

The term of the Engagement under this Agreement shall commence on March 1, 2008 and run through the current elected term as a Director, March 20, 2009. Thereafter it may be renewed as agreed between the parties.

3.	COMPENSATION

3.1	Salary

The Company shall pay to the Director an annual gross salary of JPY 35,535,000, subject to the approval of a general meeting of shareholders of the Company.

3.2	Annual Bonus

The Company shall provide the Director an opportunity to earn an annual bonus based upon participation in the Company’s applicable bonus plan as it may or may not exist from time to time, subject to the approval of a general meeting of shareholders of the Company. The Director’s bonus target percentage is forty percent (40%) of the Director’s annual base salary. Any annual bonus earned pursuant to an applicable bonus plan shall be payable in the first quarter of the following year.

3.3	Withholding

The Company may, in accordance with applicable Japanese laws and regulations, withhold any required amounts from the Director's remuneration and remit such amounts to the applicable authorities or agencies with respect to national income tax and local income/inhabitants tax.

3.4	Legal and Other Professional Fees

The Company shall bear legal fees and other professional fees reasonably incurred by the Director to the extent such fees are necessitated by cause attributable to the Company, if such specific fees are authorized by the Company prior to being incurred.

4.	EXPENSES AND BENEFITS

4.1	Reasonable and Necessary Expenses

In addition to the compensation provided for in Article 3 hereof, the Company shall reimburse the Director for all reasonable, customary, and necessary expenses incurred in the performance of the Director's duties hereunder. The Director shall first account for such expenses by submitting a signed statement itemizing such expenses prepared in accordance with the policy set by the Company for reimbursement of such expenses. The amount, nature, and extent of such expenses shall always be subject to the control, supervision, and direction of the Company’s Board of Directors.

4.2	Benefits

The Director shall be entitled to participate in the Company’s standard health insurance, life insurance and disability insurance plans, and other social benefits generally available to the Company’s Directors, as the same may be modified from time to time.

5.	ANNUAL VACATION

The Director shall be entitled to twenty (20) days of paid vacation each year. The vacation may be taken any time during the year subject to prior approval by either the Company’s Board of Directors or its designee, such approval to be granted or denied in the sole discretion of either the Company’s Board of Directors or its designee, as applicable. Unused days of annual vacation may be carried over to the next year only, after which they will lapse if not used. No compensation will be paid to the Director for any days of accrued, unused vacation upon retirement or termination of his Engagement under this Agreement.

6.	DILIGENT PERFORMANCE

During his Engagement, the Director shall faithfully and diligently perform such duties and exercise such powers in relation to the Company as are specified herein and as may from time to time be duly vested in him by the Company. The Director shall perform his duties with a good manager’s care so as to embody and enhance the Company’s reputation for excellence.

7.	OTHER DUTIES AND OBLIGATIONS

7.1	Other Business

To the fullest extent permitted by law, the Director agrees that, during the term of the Engagement, the Director will not, directly or indirectly (whether as agent, consultant, holder of a beneficial interest, creditor, or in any other capacity), engage in any business or venture which conflicts with the Director’s duties under this Agreement, including services that are directly or indirectly in competition with the business of the Company or any of its affiliates, or have any interest in any person, firm, corporation, or venture which engages directly or indirectly in competition with the business of the Company or any of its affiliates. For purposes of this section, the ownership of interests in a broadly based mutual fund shall not constitute ownership of the stocks held by the fund.

7.2	Company Employees

Except as may be required in the performance of his duties hereunder, the Director shall not cause or induce, or attempt to cause or induce, any person now or hereafter employed by the Company or any of its affiliates to terminate such employment during the term of the Engagement and for a period of one (1) year thereafter.

7.3	Suppliers

During the term of the Engagement, and for one (1) year thereafter, the Director shall not cause or induce, or attempt to cause or induce, any person or firm supplying goods, services or credit to the Company or any of its affiliates to diminish or cease furnishing such goods, services or credit.

7.4	Conflict of Interest

During the term of the Engagement, the Director shall not engage in any conduct or enterprise that shall constitute an actual or apparent conflict of interest with respect to the Director's duties and obligations to the Company.

7.5	Non-Interference

During the term of the Engagement, and for one (1) year thereafter, the Director shall not in any way undertake to harm, injure or disparage the Company and/or its affiliates, their officers, directors, employees, agents, affiliates, vendors, products, or customers, or their successors, or in any other way exhibit an attitude of hostility toward them. The Director understands that it is the policy of the Company that only the Chief Executive Officer and the Vice President, Public Relations of Callaway Golf Company, and their specific designees, may speak to the press or media about the Company or its business, and agrees not to interfere with the Company’s press and public relations by violating this policy.

8.	NON-DISCLOSURE

8.1	Non-Disclosure

The Director shall not disclose to any third party or use for any purpose, except as authorized hereunder or by the Company, or for the benefit of any person or entity other than the Company any information with respect to the Company or any of its related companies which has been confidentially communicated to him or which has become known to him during the Engagement. This secrecy obligation shall survive the termination of this Agreement and shall remain in effect with respect to each item of confidential information known to the Director until (i) that information becomes generally known to the public or (ii) expiration of a five (5) year period after the termination of this Agreement, whichever is earlier.

8.2	Business Information

Business information of any kind and in whatever form, including personal notes relating to business activities, shall be treated as confidential information. The Director shall not be permitted to make any copies or extracts of any customer and/or transaction related documents, programs, data, drawings, calculations or statistics, nor to use those or any other business information of the Company other than in the best interests of the Company.

8.3	Return of Business Information

Upon termination of the Engagement, the Director shall immediately return to the Company all business information relating to the Company or its related companies, and any copies or other reproductions thereof, then in the Director’s possession.

9.	DIRECTOR INDEMNIFICATION

The Director shall defend, indemnify and hold the Company, its related companies and the respective officers, directors, employees and agents of the Company and its related companies harmless against any and all claims, actions, suits, proceedings, losses, damages, liabilities, costs and expenses arising from or attributable to any of the following:

9.1        Any allegation that the Director's execution, delivery and performance of this Agreement conflicts with, or constitutes a breach or default of, any obligation of the Director to any other person, firm or entity;

9.2        Any breach or default by the Director of any of the provisions of this Agreement or of any of the Director's fiduciary obligations to the Company; or

9.3        Any willful misconduct or negligence of the Director in the performance of his/her obligations under this Agreement, and any and all personal liabilities of the Director;

The Director’s obligations under this Article 9 shall survive the termination of this Agreement for any reason whatsoever.

10.	COMPANY INDEMNIFICATION

The Company shall indemnify the Director and hold the Director harmless from and against any and all claims, threats, suits (whether instituted by the Company or any other person or entity), damages, penalties, liabilities, costs and expenses incurred, suffered or expended by or threatened against the Director with respect to any action or inaction taken in the course of the Director’s duties as a Director of the Company based upon the instructions or guidelines of the Board of Directors, except (i) where there is any breach or default by the Director of any of the provisions of this Agreement or of any of the Director's fiduciary obligations to the Company; (ii) where due to the willful misconduct or negligence of the Director, and (iii) for any and all personal liabilities of the Director.

11.	TERMINATION

11.1	Termination at the Company’s Convenience

The Director’s Engagement under this Agreement may be terminated immediately by the Company at its convenience at any time. In the event of a termination by the Company for its convenience, the Director shall be entitled to receive the immediate vesting of all unvested long-term incentive compensation awards held by the Director that would have vested had the Director remained engaged pursuant to this Agreement for a period of twelve (12) months from the date of such termination1. In addition to the foregoing and subject to the provisions thereof, the Director shall be entitled to Special Severance as described in Section 11.11 and Incentive Payments as described in Section 11.12.

11.2 Termination by the Director by Resignation

The Director may voluntarily resign from the Engagement by providing six (6) months’ notice of his intention to do so, in writing and in advance. In the event of a voluntary termination by the Director, the Director shall be entitled to (i) any compensation accrued and unpaid as of the date of termination; and (ii) no other severance. The Company, at its exclusive and absolute discretion, may unilaterally waive all or part of such notice of resignation. In the event of exercising such waiver, the Company shall not be responsible to Director for any payments, severance, notice, or pay in lieu of notice to the date of the six (6) month notice period.

11.3 Termination by the Director for Good Reason

The Director may terminate his Engagement immediately for good reason at any time. In the event of a termination for good reason, the Director shall be entitled to receive the immediate vesting of all unvested long-term incentive compensation awards held by the Director that would have vested had he remained engaged pursuant to this Agreement for a period of twelve (12) months from the date of such termination1. In addition to the foregoing and subject to the provisions thereof, the Director shall be eligible to receive Special Severance as described in Section 11.11 and Incentive Payments as described in Section 11.12. "Good Reason" shall mean a material breach of this Agreement by the Company.

11.4 Termination for Non-Renewal

If this Agreement is not renewed pursuant to its terms, and provided that the Company has not offered the Director a new agreement (as director, employee, contractor, or otherwise) on substantially the same or better terms, the Director’s Engagement is terminated, and the Director shall be entitled to receive the immediate vesting of all unvested long-term incentive compensation awards held by the Director that would have vested had the Director remained engaged pursuant to this Agreement for a period of twelve (12) months from the date of such termination1. In addition to the foregoing and subject to the provisions thereof, the Director shall

1	Note: Performance Cash Units that may vest pursuant to this section will not be paid unless, and then only to the extent that, the performance criteria underlying such awards has been satisfied. As a result, any potential payment related to the accelerated vesting of such Performance Cash Units will be paid following the completion of the relevant performance period and the evaluation of whether the performance criteria have been met, and any such payment will be made to the Director at the same time other participants receive payment.
1	Note: Performance Cash Units that may vest pursuant to this section will not be paid unless, and then only to the extent that, the performance criteria underlying such awards has been satisfied. As a result, any potential payment related to the accelerated vesting of such Performance Cash Units will be paid following the completion of the relevant performance period and the evaluation of whether the performance criteria have been met, and any such payment will be made to the Director at the same time other participants receive payment.

be eligible to receive Special Severance as described in Section 11.11 and Incentive Payments as described in Section 11.12. It is expressly understood that if the Director and the Company enter into a new written agreement (for the provision of services as a director, employee, contractor, or otherwise) on substantially the same or better terms, then the provisions of this section are not applicable. For clarification, this section does not apply should the Director be terminated by the Company for good reason, due to permanent disability, or in the event of the Director’s death.

11.5	Termination by the Company for Good Reason

The Company may, by a written notice, immediately terminate the Engagement under this Agreement at any time for any of the following reasons:

(a)	if there has been significant negligence in the performance of the Director's duties, or if the Company is subject to significant damage due to negligence or dereliction of the Director's duties;

(b)	if the Director uses the Company's information or assets for purposes not approved by the Company;

(c)	if the Director intentionally interferes with the performance or efficiency of the Company's business;

(d)	if the Director breaches any of the terms of this Agreement, abuses his position for personal gain or breaches his duties to the Company and its shareholders;

(e)	if the Director acts illegally or violates generally accepted ethical and moral standards in Japan; or

(f)	if the Director performs any other act analogous to any of the foregoing.

If the Agreement is terminated for any of the reasons set forth in this Section 11.5, then the Director shall receive regular salary payment through the date of termination and no additional payment. For clarification, the Director shall not be entitled to receive accelerated vesting of unvested long-term incentive compensation awards or any severance or incentive payments.

11.6	Termination Due to Permanent Disability

Subject to all applicable laws, the Director’s Engagement under this Agreement may be terminated immediately by the Company in the event the Director becomes permanently disabled. “Permanent disability” shall be defined as the Director’s failure to perform or being unable to perform all or substantially all of the Director’s duties under this Agreement for a continuous period of more than six (6) months on account of any physical or mental disability, either as mutually agreed to by the parties or as reflected in the opinions of three qualified physicians, one of which has been selected by the Company, one of which has been selected by the Director, and one of which has been selected by the two other physicians jointly. In the event of a termination by the Company due to the Director’s permanent disability, in exchange for Director’s execution of a release in the form attached hereto as Exhibit B, the Director shall be entitled to (i) severance payments equal to the Director’s then current salary at the same rate and on the same schedule as in effect at the time of termination for a period of nine (9) months from the date of termination; (ii) payment of premiums owed for insurance benefits at the same level held by the Director at the time of termination for a period of nine (9) months from the date of termination; (iii) the immediate vesting of all unvested long-term incentive compensation awards held by the Director that would have vested had he remained engaged pursuant to this Agreement for a period of nine (9) months from the date of Director’s termination1; and; (iv) no

1	Note: Performance Cash Units that may vest pursuant to this section will not be paid unless, and then only to the extent that, the performance criteria underlying such awards has been satisfied. As a result, any potential payment related to the accelerated vesting of such Performance Cash Units will be paid following the completion of the relevant performance period and the evaluation of whether the performance criteria have been met, and any such payment will be made to the Director at the same time other participants receive payment.

other severance. The Company shall be entitled to take, as an offset against any amounts due pursuant to subsection (i) above, any amounts received by Director pursuant to disability or other insurance, or similar sources, provided by the Company.

11.7	Termination Due to Death

Director’s Engagement shall end immediately in the event of his death. In the event of the Director’s death, in exchange for execution of a release in the form attached hereto as Exhibit B by an authorized representative of the Director’s estate, Director’s estate shall be entitled to (i) severance payments equal to Director’s then current base salary at the same rate and on the same schedule as in effect at the time of death for a period of nine (9) months from the date of death; (ii) the immediate vesting of all unvested long-term incentive compensation awards held by the Director that would have vested had he remained engaged pursuant to this Agreement for a period of nine (9) months from the date of Director’s death1; and (iii) no other severance.

11.8	Termination by Mutual Agreement of the Parties

The Director’s Engagement pursuant to this Agreement may be terminated at any time upon the mutual agreement in writing of the Director and the Company. Any such termination of the Engagement shall have the consequences specified in such agreement.

11.9	Pre-Termination Rights

The Company shall have the right, at its option, to require the Director to vacate the Director’s office or otherwise remain off the Company's premises and to cease any and all activities on the Company's behalf without such action constituting a termination of the Engagement or a breach of this Agreement.

11.10	Effect of Termination

Upon termination of the Engagement under this Agreement due to whatever cause(s), the Director shall return all of the Company's property forthwith, including, but not limited to, cell phone, laptop computer, keys, credit cards, Company seal or other seals, and Company equipment, and whether or not his term as Director has expired, he shall sign all documents necessary for his immediate resignation of all positions held at the Company or its affiliates, as requested by the Company.

11.11	Special Severance

(a)	Amount. Special Severance shall consist of (i) severance payments equal to one-half of Director’s then current annual base salary at the same rate and on the same payment schedule as in effect at the time of termination for twelve (12) months from the date of termination; (ii) payment of premiums owed for insurance benefits at the same level held by Director at the time of termination for a period of twelve (12) months from the date of termination; and (iii) no other severance.

(b)	Conditions on Receiving Special Severance. Notwithstanding anything else to the contrary, it is expressly understood that any obligation of the Company to pay Special Severance pursuant to this Agreement shall be subject to: (i) Director’s continued compliance with the terms and conditions of Sections 7.2, 7.3, and 7.5, Articles 8, 24 and 25; (ii) Director’s continued forbearance from directly, indirectly or in any other way, disparaging the Company, its officers, directors or employees, vendors, customers, products or activities, or otherwise interfering with the Company's press, public and media relations; and (iii) Director’s execution, prior to receiving any Special Severance, of a release in the form attached hereto as Exhibit B within sixty (60) days after the date of termination of the Engagement.

11.12	Incentive Payments

(a)	Terms and Conditions. Incentive Payments shall be equal to one-half of Director’s then current annual base salary, payable in equal increments over an eighteen-month period on the same payment schedule in effect at the time of termination of the Engagement. Incentive Payments shall be conditioned upon Director choosing not to engage (whether as an owner, director, employee, agent, consultant or in any other capacity) in any business or venture that competes with the business of the Company or any of its affiliates for a period of eighteen (18) months following termination of the Engagement. If Director chooses to engage in such activities, then the Company shall have no obligation to make Incentive Payments for the period of time during which Director chooses to do so.

(b)	Sole Consideration. Director and the Company agree and acknowledge that the sole and exclusive consideration for the Incentive Payments is Director’s agreement as described in subparagraph 11.12(a) above. Accordingly, in the event that subparagraph 11.12(a) is deemed unenforceable or invalid for any reason, then the Company will have no obligation to make Incentive Payments for the period of time during which it has been deemed unenforceable or invalid. The obligations and duties of Section 11.12 shall be separate and distinct from the other obligations and duties set forth in this Agreement, and any finding of invalidity or unenforceability of Section 11.12 shall have no effect upon the validity or invalidity of the other provisions of this Agreement.

11.13	Treatment of Special Severance and Incentive Payments

The Company may, in accordance with applicable Japanese laws and regulations, withhold any required amounts from the Director's Special Severance and Incentive Payments and remit such amounts to the applicable authorities or agencies with respect to national income tax and local income/inhabitants tax.

11.14	Other

Except for the amounts specifically provided in this Article 11, Director shall not be entitled to any further compensation, bonus, damages, restitution, relocation benefits, retirement payment, or other severance benefits upon termination of the Engagement. The amounts payable to Director pursuant to Article 11 shall not be treated as damages, but as compensation to which Director may be entitled by reason of termination of the Engagement under the applicable circumstances. The Company shall not be entitled to set off against the amounts payable to Director pursuant to Article 11 any amounts earned by Director in other engagements or employment after termination of his Engagement with the Company pursuant to this Agreement, or any amounts which might have been earned by Director in other engagements or employment had Director sought such other engagements or employment. The provisions of Article 11 shall not limit Director’s rights under or pursuant to any other agreement or understanding with the Company regarding any pension, profit sharing, insurance or other benefit plan of the Company to which Director is entitled pursuant to the terms of such plan.

12.	ASSIGNMENT OF RIGHTS

To the extent that the Director designs or invents anything relating to the business of the Company, its parent, affiliates, or subsidiaries, either during the Engagement or during the time prior to the Engagement in his capacity as an employee with the Company, which is patentable or otherwise protectable under applicable law, the parties agree that they will enter into a separate written agreement governing the assignment of that design or invention to the Company. The Director agrees to cooperate with the Company with regard to any such assignment of rights.

13.	RIGHTS UPON A CHANGE IN CONTROL

(a)	Notwithstanding anything in this Agreement to the contrary, if upon or at any time during the term of this Agreement there is a Termination Event (as defined below) that occurs within one (1) year following any Change in Control (as defined in Exhibit A), the Director shall be treated as if the Director had been terminated at the Company’s convenience pursuant to Section 11.1.

(b)	A “Termination Event” shall mean the occurrence of any one or more of the following, and in the absence of any of the factors enumerated in Section 11.5 providing for termination by the Company for good reason, Section 11.6 regarding permanent disability of the Director, or Section 11.7 regarding death of the Director:

(i)	the termination or material breach of this Agreement by the Company;

(ii)	a failure by the Company to obtain the assumption of this Agreement by any successor to the Company or any assignee of all or substantially all of the Company’s assets or business;

(iii)	any material diminishment in the title, position, duties, responsibilities or status that the Director had with the Company immediately prior to the Change in Control;

(iv)	any reduction, limitation or failure to pay or provide any of the compensation, reimbursable expenses, long-term incentive compensation awards, incentive programs, or other benefits or perquisites provided to the Director under the terms of this Agreement or any other agreement or understanding between the Company and the Director, or pursuant to the Company's policies and past practices as of the date immediately prior to the Change in Control; or

(v)	any requirement that the Director relocate or any assignment to the Director of duties that would make it unreasonably difficult for the Director to maintain the principal residence the Director had immediately prior to the Change in Control.

14.	ENTIRE AGREEMENT; AMENDMENT

This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings related to the Engagement of the Director except as expressly stated herein. The terms and conditions of this Agreement may be amended only in writing, signed by both parties hereto.

15.	FIDUCIARY RELATIONSHIP

This Agreement is a fiduciary service agreement and shall not be considered as an employment agreement under the Labor Standards Law in Japan. The Rules of Employment of the Company shall not be applicable to the Director.

16.	ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and the successors and assigns of the Company. Director shall have no right to assign his rights, benefits, duties, obligations or other interests in this Agreement, it being understood that this Agreement is personal to Director.

17.	ATTORNEYS’ FEES AND COSTS

If any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute or default in connection with any of its provisions, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees incurred in such action or proceeding, in addition to any relief to which it or he may be deemed entitled.

18.	NOTICES

Any notice, request, demand, or other communication required or permitted hereunder, shall be deemed properly given when actually received or within three (3) days of mailing by overnight mail, postage prepaid, to Director’s last known address and to the Company at:

Company:	Callaway Golf K.K.
Attn: Thomas Yang, Director
c/o Callaway Golf Company
2180 Rutherford Road
Carlsbad, California 92008

or to such other address as Director or the Company may from time to time furnish, in writing, to the other.

19.	WAIVER

Failure of either party at any time to require performance by the other of any provision of this Agreement shall in no way affect that party's rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be held to be a waiver of any succeeding breach of any provision or a waiver of the provision itself.

20.	SEVERABILITY

In the event any provision or provisions of this Agreement is or are held invalid, the remaining provisions of this Agreement shall not be affected thereby.

21.	ADVERTISING WAIVER

Director agrees to permit the Company and/or its affiliates, and persons or other organizations authorized by the Company and/or its affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products of the Company and/or its affiliates, or the machinery and equipment used in the manufacture thereof, in which Director’s name and/or pictures of Director taken in the course of Director’s provision of services to the Company and/or its affiliates, appear. Director hereby waives and releases any claim or right Director may otherwise have arising out of such use, publication or distribution.

22.	COUNTERPARTS

This Agreement may be executed in one or more counterparts which, when fully executed by the parties, shall be treated as one agreement.

23.	HEADINGS

Article and section headings in this Agreement are included for convenience only and form no part of this Agreement.

24.	IRREVOCABLE ARBITRATION OF DISPUTES

(a)	Any controversy or claim arising out of or in relation to the Director’s Engagement, this Agreement or the breach hereof, will be finally settled by arbitration in Tokyo, Japan.

(b)	The arbitration will be conducted before three arbitrators in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association (“JCAA”) then in effect.

(c)	Each party to the arbitration is entitled to notify JCAA of the appointment of one arbitrator, respectively, provided that if there is more than one party on either the petitioner side or the opposing side, the plural parties on each such side shall jointly retain one arbitrator. If a party or parties fail to nominate an arbitrator within the time period specified by the applicable rules of JCAA, JCAA shall appoint an arbitrator for that party or parties. The two arbitrators so designated by the parties hereto shall nominate the third arbitrator, who will act as the Chairman of the board of arbitrators. In the event of their being unable to agree upon the third arbitrator within four (4) weeks after the notification to JCAA, the third arbitrator shall be nominated by JCAA.

(d)	All parties to the arbitration will be bound by the award rendered by the arbitrator, and judgment for the enforcement thereof may be entered in any court of competent jurisdiction.

(e)	Notwithstanding any other provisions of this Agreement, either party will be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the final decision or award of the arbitrator.

THE PARTIES HAVE READ SECTION 24 AND IRREVOCABLY AGREE TO ARBITRATE ANY DISPUTE IDENTIFIED ABOVE.

                     (Director)                     (Company)

25.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Japan. This Agreement is entered into solely in the English language, which language shall exclusively govern its meaning and interpretation.

26.	TERMINATION OF OFFICER APPOINTMENT AGREEMENT

The Director and the Company recognize that prior to the effective date of this Agreement they were parties to a certain Officer Appointment Agreement entered into September 10, 2001, as amended January 1, 2002 and June 1, 2003 (collectively the “Officer Appointment Agreement”). It is the intent of the parties that as of the effective date of this Agreement, the Officer Appointment Agreement is terminated and that the Officer Appointment Agreement shall no longer be of any force or effect.

In witness whereof, the parties have duly executed and entered into this Agreement as of the date first set forth above.

The Director:	The Company:

Callaway Golf K.K.

By
Alex M. Boezeman	Thomas Yang, Director

EXHIBIT A

CHANGE IN CONTROL

A “Change in Control” means the following and shall be deemed to occur if any of the following events occurs:

1. Any person, entity or group, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) but excluding Callaway Golf Company and its affiliates and any employee benefit or stock ownership plan of Callaway Golf Company or its affiliates and also excluding an underwriter or underwriting syndicate that has acquired Callaway Golf Company’s securities solely in connection with a public offering thereof (such person, entity or group being referred to herein as a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of Common Stock or the combined voting power of Callaway Golf Company's then outstanding securities entitled to vote generally in the election of directors; or

2. Individuals who, as of the effective date hereof, constitute the Board of Directors of Callaway Golf Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of Callaway Golf Company, provided that any individual who becomes a director after the effective date hereof whose election, or nomination for election by Callaway Golf Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board unless that individual was nominated or elected by any Person having the power to exercise, through beneficial ownership, voting agreement and/or proxy, 20% or more of either the outstanding shares of Common Stock or the combined voting power of Callaway Golf Company’s then outstanding voting securities entitled to vote generally in the election of directors, in which case that individual shall not be considered to be a member of the Incumbent Board unless such individual’s election or nomination for election by Callaway Golf Company's shareholders is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board; or

3. Consummation by Callaway Golf Company of the sale, lease, exchange or other disposition, in one transaction or a series of transactions, by Callaway Golf Company of all or substantially all of Callaway Golf Company's assets or a reorganization or merger or consolidation of Callaway Golf Company with any other person, entity or corporation, other than

(a) a reorganization or merger or consolidation that would result in the voting securities of Callaway Golf Company outstanding immediately prior thereto (or, in the case of a reorganization or merger or consolidation that is preceded or accomplished by an acquisition or series of related acquisitions by any Person, by tender or exchange offer or otherwise, of voting securities representing 5% or more of the combined voting power of all securities of Callaway Golf Company, immediately prior to such acquisition or the first acquisition in such series of acquisitions) continuing to represent, either by remaining outstanding or by being converted into voting securities of another entity, more than 50% of the combined voting power of the voting securities of Callaway Golf Company or such other entity outstanding immediately after such reorganization or merger or consolidation (or series of related transactions involving such a reorganization or merger or consolidation), or

(b) a reorganization or merger or consolidation effected to implement a recapitalization or reincorporation of Callaway Golf Company (or similar transaction) that does not result in a material change in beneficial ownership of the voting securities of Callaway Golf Company or its successor; or

4. Approval by the shareholders of Callaway Golf Company or an order by a court of competent jurisdiction of a plan of complete liquidation or dissolution of Callaway Golf Company.

EXHIBIT B

RELEASE OF CLAIMS – GENERAL RELEASE

This Release of Claims – General Release (“Release”) is effective as of the date signed by Callaway Golf K.K., and is made by and between Alex M. Boezeman (“Director”), pursuant to the Executive Entrustment Agreement (the “Agreement”) to which this document is attached, and Callaway Golf K.K. (the “Company”), a Japanese corporation. This Release is entered into in light of the fact that Director’s Engagement with the Company will terminate and Director will be eligible to receive Special Severance pursuant to Section 11.11 of the Agreement.

1. Consideration. In consideration for the payment of Special Severance, Director agrees to the terms and provisions set forth in this Release.

2. Release. Director hereby irrevocably and unconditionally releases and forever discharges the Company, its predecessors, successors, parent company, subsidiaries, affiliates and benefit plans, and each and every past, present and future officer, director, employee, representative and attorney of the Company, its, predecessors, successors, parent company, subsidiaries, affiliates and benefit plans, and their successors and assigns (collectively referred to herein as the “Releasees”), from any, every, and all charges, complaints, claims, causes of action, and lawsuits of any kind whatsoever, including, to the extent permitted under the law, all claims which Director has against the Releasees, or any of them, arising from or in any way related to circumstances or events arising out of Director’s Engagement by the Company, including, but not limited to, harassment, discrimination, retaliation, failure to progressively discipline Director, termination of the Engagement, violations of any notice requirement, or breach of any service agreement, together with any and all other claims Director now has or may have against the Releasees through and including Director’s date of termination from the Company, provided, however, that Director does not waive or release the right to enforce the Agreement, the right to enforce any stock option, restricted stock, retirement, welfare or other benefit plan, agreement or arrangement, or any rights to indemnification or reimbursement, whether pursuant to charter and by-laws of the Company or its affiliates, applicable state laws, Directors & Officers insurance policies, or otherwise. Director also specifically agrees and acknowledges that Director is waiving any right to recovery against releasees based on age, sex, pregnancy, race, color, national origin, marital status, religion, veteran status, disability, sexual orientation, medical condition or other anti-discrimination laws, whether such claim is based upon an action filed by Director or a governmental agency.

3. Binding Effect. This Release shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

4. Governing Law. This Release shall be governed by and construed in accordance with the laws of Japan. This Release is entered into solely in the English language, which language shall exclusively govern its meaning and interpretation.

5. Irrevocable Arbitration of Disputes.

(a) Any controversy or claim arising out of or in relation to the Director’s Engagement, this Release or the breach hereof, will be finally settled by arbitration in Tokyo, Japan.

(b) The arbitration will be conducted before three arbitrators in accordance with the Commercial Arbitration Rules of the Japan Commercial Arbitration Association (“JCAA”) then in effect.

(c) Each party to the arbitration is entitled to notify JCAA of the appointment of one arbitrator, respectively, provided that if there is more than one party on either the petitioner side or the opposing side, the plural parties on each such side shall jointly retain one arbitrator. If a party or parties fail to nominate an arbitrator within the time period specified by the applicable rules of JCAA, JCAA shall appoint an arbitrator for that party or parties. The two arbitrators so designated by the parties hereto shall nominate the third arbitrator, who will act as the Chairman of the board of arbitrators. In the event of their being unable to agree upon the third arbitrator within four (4) weeks after the notification to JCAA, the third arbitrator shall be nominated by JCAA.

(d) All parties to the arbitration will be bound by the award rendered by the arbitrator, and judgment for the enforcement thereof may be entered in any court of competent jurisdiction.

(e) Notwithstanding any other provisions of this Release, either party will be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the final decision or award of the arbitrator.

THE PARTIES HAVE READ SECTION 5 AND IRREVOCABLY AGREE TO ARBITRATE ANY DISPUTE IDENTIFIED ABOVE.

                     (Director)                     (Company)

6. Counterparts. This Release may be executed in one or more counterparts which, when fully executed by the parties, shall be treated as one agreement.

7. Advice of Counsel. The Company hereby advises Director in writing to discuss this Release with an attorney before executing it.

8. Severability. In the event any provision or provisions of this Release is or are held invalid, the remaining provisions of this Release shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Release on the dates set forth below, to be effective as of the date signed by the Company.

The Director	The Company

Callaway Golf K.K.

EXHIBIT ONLY – DO NOT SIGN AT THIS TIME

By:
Alex M. Boezeman		[authorized signature]

Dated:		Dated:

FIRST AMENDMENT TO

EXECUTIVE ENTRUSTMENT AGREEMENT

This First Amendment to Executive Entrustment Agreement (“First Amendment”) is entered into effective March 20, 2009, by and between Callaway Golf K.K., a company organized and existing under the laws of Japan (the “Company”) and Alex Boezeman (“Director”).

A. The Company and Director are parties to that certain Executive Entrustment Agreement entered into as of March 1, 2008 (the “Agreement”).

B. The Company and Director desire to amend the Agreement pursuant to Section 14 of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and other consideration, the value and sufficiency of which are acknowledged, the Company and Director agree as follows:

1. Term. The Director has been elected by the Company’s Board of Directors to serve as a director and the representative director through March 20, 2010. The term of the Engagement pursuant to the Agreement shall run through the current elected term of March 20, 2010.

2. But for the amendments contained herein, and any other written amendments properly executed by the parties, the Agreement shall otherwise remain unchanged.

IN WITNESS WHEREOF, the parties have executed this First Amendment on the dates set forth below, to be effective as of the date first set forth above.

DIRECTOR	COMPANY

Callaway Golf K.K.

By:
Alex Boezeman		Thomas Yang, Director

Dated:		Dated:

SECOND AMENDMENT TO

EXECUTIVE ENTRUSTMENT AGREEMENT

This Second Amendment to Executive Entrustment Agreement (“Second Amendment”) is entered into effective March 20, 2010, by and between Callaway Golf K.K., a company organized and existing under the laws of Japan (the “Company”) and Alex Boezeman ("Director").

A. The Company and Director are parties to that certain Executive Entrustment Agreement entered into as of March 1, 2008, as amended March 20, 2009 (collectively the "Agreement").

B. The Company and Director desire to amend the Agreement pursuant to Section 14 of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and other consideration, the value and sufficiency of which are acknowledged, the Company and Director agree as follows:

1. Term. Section 2 of the Agreement is revised to reflect that the Director has been elected by the Company’s Board of Directors to serve as a Director and the Representative Director through March 20, 2011 and that the term of the Director’s Engagement pursuant to this Agreement shall run through said elected term.

2. Salary. Section 3.1 of the Agreement is revised to reflect that effective March 1, 2010, the Director’s annual gross salary shall be JPY 36,245,000, prorated for any partial years of service, payable in equal installments on regularly scheduled Company pay dates.

3. Benefits. Section 4.2 of the Agreement is revised to add the following: “In the event of the Director’s death, all outstanding unvested service-based full value long-term incentive awards (e.g., restricted stock units and phantom stock units) held by the Director shall immediately vest.”

4. Annual Vacation. The Director acknowledges that as of January 1, 2010, the Company’s paid vacation program, as described in Section 5 of the Agreement, has been reinstated. The Director acknowledges that the temporary change to the accrual of paid vacation, in effect in 2009, did not constitute a breach of the terms and conditions of the Agreement.

5. But for the amendments contained herein, and any other written amendments properly executed by the parties, the Agreement shall otherwise remain unchanged.

IN WITNESS WHEREOF, the parties have executed this Second Amendment on the dates set forth below, to be effective as of the date first set forth above.

DIRECTOR	COMPANY

Callaway Golf K.K.

By:
Alex Boezeman		Thomas Yang, Director

Dated:		Dated:

THIRD AMENDMENT TO

EXECUTIVE ENTRUSTMENT AGREEMENT

This Third Amendment to Executive Entrustment Agreement (“Third Amendment”) is entered into effective March 20, 2011, by and between Callaway Golf K.K., a company organized and existing under the laws of Japan (the “Company”) and Alex Boezeman (“Director”).

A. The Company and Director are parties to that certain Executive Entrustment Agreement entered into as of March 1, 2008, as amended March 20, 2009 and March 20, 2010 (collectively the “Agreement”).

B. The Company and Director desire to amend the Agreement pursuant to Section 14 of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and other consideration, the value and sufficiency of which are acknowledged, the Company and Director agree as follows:

1. Term. Section 2 of the Agreement is revised to reflect that the term of the Engagement pursuant to the Agreement shall be extended through March 29, 2014.

2. Salary. Section 3.1 of the Agreement is revised to reflect that effective March 1, 2011, the Director’s annual gross salary shall be JPY 36,825,631, prorated for any partial years of service, payable in equal installments on regularly scheduled Company pay dates.

3. But for the amendments contained herein, and any other written amendments properly executed by the parties, the Agreement shall otherwise remain unchanged.

IN WITNESS WHEREOF, the parties have executed this Third Amendment on the dates set forth below, to be effective as of the date first set forth above.

DIRECTOR	COMPANY

Callaway Golf K.K.

By:
Alex Boezeman		Thomas Yang, Director

Dated:		Dated: